                                   Post-Effective Amendment No. 1 (No. 33-51044) Post-Effective Amendment No. 1 (No. 33-58144)
                                                            File No. 33- ____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                       -------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                       -------------------------------

                       THE CHASE MANHATTAN CORPORATION
            (Exact name of Registrant as specified in its charter)

                    Delaware                            13-2633613
         (State or other jurisdiction                (I.R.S. Employer
       of incorporation or organization)            Identification No.)

              1 Chase Manhattan Plaza, New York, New York  10081
                                (212) 552-2222
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       -------------------------------

  DEBORAH L. DUNCAN        LESTER J. STEPHENS, JR.       ARJUN K. MATHRANI
  Senior Vice              Senior Vice President         Executive Vice
  President and            and Controller                President and
  Treasurer                                              Chief Financial
                                                         Officer

                               RONALD C. MAYER
                                  Secretary

              1 Chase Manhattan Plaza, New York, New York 10081
                                (212)552-2222
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                            ROBERT B. ADAMS, Esq.
                       The Chase Manhattan Corporation
                           1 Chase Manhattan Plaza
                          New York, New York  10081

                       -------------------------------

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

                       -------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /



                       -------------------------------

                        CALCULATION OF REGISTRATION FEE

                                        Proposed Maximum     Proposed Maximum           Amount of
Title of Each Class                       Amount to be        Offering Price        Aggregate Offering         Registration Fee
of Securities to be Registered             Registered           Per Unit(1)            Price(1)(2)
- ------------------------------          ----------------     ----------------       ------------------         ----------------
Senior/Subordinated Debt Securities                             100%
and Warrants to purchase
Senior/Subordinated
Debt Securities
                                          $2,000,000,000(3)     100%                   $2,000,000,000               $689,660
Preferred Stock,
without par value(4)

Currency Warrants, Indexed                                      100%
Warrants and Interest Rate
Warrants

Common Stock, par value $2.00 per
share and Junior Participating
Preferred Stock Purchase Rights(5)

Capital Securities(5), (6)

(1) Estimated solely for purposes of calculating the registration fee, which is calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(2) Exclusive of accrued interest, if any. No separate consideration will be received for Common Stock (and attached Junior Participating Preferred Stock Purchase Rights), Preferred Stock or Capital Securities that are issued upon conversion or exchange of Debt Securities or Preferred Stock, as the case may be. The aggregate maximum offering price of all offered securities being registered hereby will not exceed $2,000,000,000 or the equivalent amount in any foreign currency, currency unit or composite of currencies.
(3) Plus such additional principal amount as may be necessary such that, if Debt Securities are offered with original issue discount, the aggregate initial offering price of all offered securities being registered hereby will not exceed $2,000,000,000 or the equivalent amount in any foreign currency, currency unit or composite of currencies.
(4) Such indeterminate number of shares of Preferred Stock as may, from time to time, be issued at indeterminate prices or as may be issued upon exchange of any Debt Securities that are exchangeable into Preferred Stock.
(5) Such indeterminate number of shares of Common Stock (and attached Junior Participating Preferred Stock Purchase Rights) as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Capital Securities that are convertible or exchangeable into Common Stock.
(6) Such indeterminate amount of Capital Securities (as defined at page 24 herein), which may consist of Common Stock (and attached Junior Participating Preferred Stock Purchase Rights), perpetual preferred stock or other securities (each as described at pages 27-35 herein), as may be issued in exchange for Debt Securities that are exchangeable for Capital Securities.

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement will also be used in connection with the issuance of debt securities registered pursuant to Registration Statement No. 33-58144 previously filed by the Registrant on Form S-3 and declared effective on March 2, 1993 and preferred stock registered pursuant to Registration Statement No. 33-51044 previously filed by the Registrant on Form S-3 and declared effective on September 13, 1992. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-51044 and Post-Effective Amendment No. 1 to Registration Statement No. 33-58144, and such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED AUGUST __, 1994

"INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE."


PROSPECTUS


LOGO

                                $2,627,525,000

                       THE CHASE MANHATTAN CORPORATION
                       DEBT SECURITIES, DEBT WARRANTS,
                               PREFERRED STOCK,
         CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE WARRANTS

                               _______________

     The Chase Manhattan Corporation (the "Company") may offer from time to time pursuant hereto its (i) unsecured debt securities which may be either Senior (the "Senior Securities") or Subordinated (the "Subordinated Securities") in priority of payment, consisting of debentures, notes or other evidences of indebtedness (collectively, "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) shares of its preferred stock without par value ("Preferred Stock"), (iv) warrants entitling the holders thereof to receive from the Company, upon exercise, the cash value of the right to sell ("Currency Put Warrants") and to purchase ("Currency Call Warrants" and, together with the Currency Put Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by the Company at the time of offering, (v) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants"), all as shall be designated by the Company at the time of offering, and (vi) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield, closing price or rate of one or more specified debt instruments issued either by the United States Government or by a foreign government (the "Government Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Financial Institution Rate") or in any specified combination of Government Debt Instruments and/or Financial Institution Rates, all as shall be designated by the Company at the time of offering. The Debt Securities, Debt Warrants, Preferred Stock, Currency Warrants, Index Warrants and Interest Rate Warrants are collectively referred to as the "Securities." The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are collectively referred to as the "Warrants."

     The Company may issue Securities at an aggregate initial offering price which will result in proceeds to the Company of not more than $2,627,525,000 or, if applicable, the equivalent thereof in any other currency or currency units. The Securities may be offered as separate series in amounts, at prices and on terms to be set forth in the applicable Prospectus Supplement. The terms of each series of Securities, including, where applicable, the specific designation, priority, aggregate principal amount or number of shares, authorized denominations or stated value per share, maturity, interest or dividend rate or rates (or method of ascertaining same), interest or dividend payment dates, any optional or mandatory redemption terms, any conversion, exchange or sinking fund provisions, any initial public offering price, the proceeds to the Company, listing on any securities exchange, and any other specific terms of or in connection with the offering and sale of such series (the "Offered Securities") also will be set forth in the applicable Prospectus Supplement. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company, if so specified in the applicable Prospectus Supplement, in any other currency, currency unit or composite of currencies or in amounts determined by reference to an index.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness of the Company (as defined below). At June 30, 1994, the outstanding Senior Indebtedness of the Company, exclusive of guarantees and other contingent obligations, was approximately $2.7 billion. See "DESCRIPTION OF DEBT SECURITIES -- General."

     When Warrants are offered, the Prospectus Supplement will set forth the specific terms, such as, where applicable, the specific designation, aggregate number of Warrants, the initial public offering price, exercise price, detachability, the currency or currency unit for which the Warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price is payable, the method of calculation of the cash settlement value, the date on which such Warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale.

     The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "PLAN OF DISTRIBUTION." If any agents of the Company or any underwriters are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

                               _______________

     THE OFFERED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                               _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _______________

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               _______________

               THE DATE OF THIS PROSPECTUS IS AUGUST __, 1994.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Proxy statements, reports and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the SEC under the Securities Act of 1933 (the "Act") and to which reference is hereby made.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents of the Company heretofore filed by it with the SEC:

     (i) Annual Report on Form 10-K for the year ended December 31, 1993, filed pursuant to Section 13 of the Exchange Act, including the portions of THE CHASE MANHATTAN CORPORATION 1993 Annual Report incorporated therein (the "1993 Annual Report").

     (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, filed pursuant to Section 13 of the Exchange Act.

     (iii) Current Reports on Form 8-K dated January 18, 1994, January 20, 1994, April 18, 1994, April 29, 1994, May 18, 1994, July 18, 1994, August 3,
1994, August 3, 1994 and August 11, 1994 filed pursuant to Section 13 of the Exchange Act.

     (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act on April 11, 1969, as amended by amendments thereto on Form 8 filed on June 20, 1969, April 8, 1988, May 17, 1990 and April 19, 1993 and the description of the Company's Junior Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on February 17, 1989, including all amendments and reports filed for the purpose of updating such descriptions prior to the termination of the offering of the Securities of the Company offered hereby.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities of the Company offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (OTHER THAN EXHIBITS EXPRESSLY INCORPORATED BY REFERENCE THEREIN). WRITTEN REQUESTS SHOULD BE DIRECTED TO:

          THE CHASE MANHATTAN CORPORATION
          1 CHASE MANHATTAN PLAZA
          NEW YORK, NEW YORK 10081
          ATTENTION:  OFFICE OF THE SECRETARY

TELEPHONE REQUESTS MAY BE DIRECTED TO (212) 552-6511.

          _______________

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement thereto are stated in United States dollars ("$", "dollars" or "U.S.$").

                       THE CHASE MANHATTAN CORPORATION

     The Company is a bank holding company that was incorporated in 1969 and whose principal subsidiary is The Chase Manhattan Bank (National Association) (the "Bank"). As used herein, the term "Corporation" means the Company and its consolidated subsidiaries and the term "Bank" means the Bank and its subsidiaries.

     In addition to the Bank, the Corporation holds investments in other subsidiaries that provide a variety of financial services, including commercial and consumer financing, investment banking, securities trading and investment advisory services. The Corporation's primary strategy is that of a global bank with a diversified domestic base serving three interrelated franchises: global financial services, domestic consumer products and regional banking in the northeastern United States. Over the last few years, the Corporation has focused its business and marketing efforts on two types of customers -- retail (individuals and small and medium-sized businesses) and wholesale (primarily large corporations and institutions). The Corporation's business groups serving retail customers are National Consumer Product Companies, Regional Banking and Global Private Banking; those serving wholesale customers are Global Corporate Finance, Global Risk Management, Global Capital Markets and Transaction and Information Services. In addition to these core business groups, the Real Estate Finance Sector manages the Corporation's loan portfolio related to the domestic commercial real estate business and the LDC Portfolio Management group oversees the Corporation's portfolio of cross-border extensions of credit to refinancing countries.

     The Company's ability to pay dividends on its preferred and common stock is derived from several sources, including, among other sources, dividends from its banking and nonbanking subsidiaries. The ability of the Company's banking subsidiaries to pay dividends is subject to certain restrictions.

     National banks are subject to various legal limitations which prohibit the payment of dividends in certain circumstances and restrict the amount that may be paid without the prior approval of the Office of the Comptroller of the Currency ("OCC"). A national bank may not pay a dividend if that dividend would exceed its net profits, as defined by national banking laws, then on hand. Without the approval of the OCC, a national bank may not pay a dividend in any given year in an amount greater than its net profits for that year combined with its retained net profits from the preceding two years, less any required transfers to surplus.

     At June 30, 1994, under the more restrictive of these limitations, the Bank could declare dividends during the remainder of 1994 of approximately $1.1 billion, combined with an additional amount equal to its retained net profits for 1994 up to the date of any dividend declaration. Under applicable state and federal laws, The Chase Manhattan Bank (USA) ("Chase USA") and Chase Bank of Maryland ("Chase Maryland") could declare dividends during the remainder of 1994 of approximately $960 million and $2 million, respectively, combined with an additional amount equal to their respective retained net profits from June 30, 1994 up to the date of any dividend declaration. The payment of dividends by bank holding companies and their banking subsidiaries may also be limited by other factors, including applicable regulatory capital guidelines and leverage limitations.

     The Company is a legal entity separate and distinct from the Bank and the Company's other subsidiaries. There are various legal limitations on the extent to which banks, such as the Bank, Chase USA and Chase Maryland, that are insured by the Federal Deposit Insurance Corporation (the "FDIC"), may finance or otherwise supply funds to certain of their affiliates. In particular, each bank that is a subsidiary of the Company is subject to certain restrictions on any extensions of credit to, or other covered transactions, such as certain purchases of assets, with the Company or such affiliates. Such restrictions prevent banking subsidiaries of the Company from lending to the Company and their affiliates unless such extensions of credit are secured by collateral in specified amounts and are made on terms and conditions that are substantially the same as those prevailing for comparable transactions with non-affiliated companies. Further, such covered transactions by any such bank are limited in amount as to the Company or any such affiliate to 10 percent of such bank's capital and surplus and as to the Company and all such affiliates in the aggregate to 20 percent of such bank's capital and surplus.

     The Company's Executive Office is located at 1 Chase Manhattan Plaza, New York, New York 10081 and its telephone number at said office is (212) 552-2222.

                            REGULATORY DEVELOPMENTS

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, among other things, to increase funding for the FDIC's Bank Insurance Fund, and establish standards for, and restrictions on, activities of depository institutions based upon capital status and supervisory evaluation by federal banking regulators. Federal banking agencies were required to adopt various rules and regulations implementing FDICIA, most of which have already been promulgated; others of which are still in the rulemaking process. Through June 30, 1994, regulations have been promulgated under FDICIA covering a variety of matters including assessment of risk-based deposit insurance and prompt corrective action measures available to federal regulators based on the capital category of an institution. Based upon its assessment of the impact of all of the regulations issued under FDICIA, the Company does not expect any of them to have a material effect on its operations.

     Regulatory action is pending on further rules proposed or to be proposed under FDICIA, governing such matters as operational and managerial standards and capital requirements. Until these rules are adopted in final form, however, it is difficult to assess how they will impact the Company's financial condition or operations.

                                   USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be applied to general corporate purposes, including, without limitation, advances to or investments in banking and non-banking subsidiaries of the Company and the repayment of commercial paper or other indebtedness of the Company.

     The Company expects that it will, from time to time, engage in additional private or public financings in character and amount to be determined as market conditions warrant and as the need arises.

                          RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for the Corporation for the six-month period ending June 30, 1994 and for each of the years in the five-year period ended December 31, 1993:

                      SIX MONTHS                 YEAR ENDED
                        ENDED                    DECEMBER 31,
                    JUNE 30, 1994    1993    1992    1991    1990    1989
                    -------------    ------------------------------------
Excluding Interest
  on Deposits . . . .    1.8x        1.3x    1.4x    1.3x      *      *
Including Interest
  on Deposits . . . .    1.4         1.1     1.2     1.1       *      *

_______________

* For the years ended December 31, 1990 and 1989, earnings did not cover fixed charges by $91 million and $449 million, respectively, primarily as a result of large additions to the reserve for possible credit losses and special charges.

     For purposes of computing the consolidated ratios, earnings represent net income (loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense under all lease commitments.

                   RATIOS OF EARNINGS TO FIXED CHARGES AND
                    PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following are the consolidated ratios of earnings to fixed charges and preferred stock dividend requirements for the Corporation for the six-month period ended June 30, 1994 and for each of the years in the five-year period ended December 31, 1993:

                      SIX MONTHS              YEAR ENDED
                        ENDED                DECEMBER 31,
                    JUNE 30, 1994    1993  1992  1991  1990  1989
                    -------------    ----------------------------
Excluding Interest
  on Deposits . . . .    1.7x        1.2x  1.2x  1.2x    *    *
Including Interest
  on Deposits . . . .    1.4         1.1   1.1   1.1     *    *

_______________


* For the years ended December 31, 1990 and 1989, earnings did not cover fixed charges and preferred stock dividend requirements by $231 million and $580 million, respectively, primarily as a result of large additions to the reserve for possible credit losses and special charges.

     For purposes of computing the consolidated ratios, earnings represent net income (loss) applicable to common stock plus applicable income taxes, fixed charges and preferred stock dividend requirements, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges and preferred stock dividend requirements represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs, one-third (the amount deemed to represent an interest factor) of net rental expense under all lease commitments and dividend requirements on the outstanding preferred stock.


                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the applicable Prospectus Supplement.

     The Senior Securities will be issued under an Indenture, dated as of July 1, 1986, as supplemented by a First Supplemental Indenture, dated as of November 1, 1990, and a Second Supplemental Indenture, dated as of May 1, 1991, between the Company and Bankers Trust Company, as Trustee (the "Senior Trustee") (said Indenture as so supplemented, the "Senior Indenture"). The Subordinated Securities will be issued under the Amended and Restated Indenture, dated as of September 1, 1993, between the Company and Chemical Bank, as Trustee (the "Subordinated Trustee") (said Indenture is referred to as the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures."

     The statements under this caption relating to the Debt Securities include brief summaries of certain provisions of the Indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the applicable Indenture, each of which is filed as an exhibit to the Registration Statement. Such summaries encompass all the material provisions of the Debt Securities and their related Indentures, including the definitions therein of certain terms. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms not defined herein have the meanings specified in such Indenture. Whenever terms which are defined in an Indenture are referred to, it is intended that such defined terms shall be incorporated herein by reference.

     Because the Company is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary. There is no restriction in the

Debt Securities or either Indenture against the incurring of indebtedness by the Company, the Bank or any other subsidiary of the Company.

     The Debt Securities may be issued either in registered form ("Registered Securities") or bearer form ("Bearer Securities") with coupons attached or both. The Bearer Securities will be offered only to non-United States persons and to offices of certain United States financial institutions located outside the United States.

GENERAL

     Neither Indenture limits the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be unsecured and will be subordinate and junior in right of payment to the Company's obligations to the Holders of Senior Indebtedness of the Company. See "THE SUBORDINATED SECURITIES -- Subordination." Unless otherwise set forth in the applicable Prospectus Supplement, neither the Indentures nor the Debt Securities contain provisions which would afford holders of Debt Securities protection in the event of a takeover, recapitalization or similar restructuring involving the Company, which could adversely affect the Debt Securities.

     Reference is made to the applicable Prospectus Supplement that will contain the specific terms of the series of Debt Securities that are Offered Securities, including where applicable: (1) the title and priority of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, or the method of determining the same, and the date or dates from which such interest, if any, will accrue; (6) the Interest Payment Dates, if any, for the interest payable on the Offered Securities and the Regular Record Dates for the interest payable on Registered Securities and whether any such payments may be postponed or deferred; (7) whether interest in respect of any portion of a temporary global Debt Security representing the Offered Securities which is payable in respect of an Interest Payment Date prior to the issuance of definitive Debt Securities will be credited to the Persons entitled thereto on such Interest Payment Date; (8) any mandatory or optional sinking fund, amortization or analogous provisions; (9) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Securities will be payable if other than solely at the Principal Trust Office (as defined under "Payment and Paying Agents" below); (10) the date, if any, after which and the price or prices at which the Offered Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;
(11) whether the Offered Securities are to be issuable as Registered Securities or Bearer Securities or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities, whether the Offered Securities may be issued in global form, and, if so, the circumstances under which such Offered Securities may be exchanged for Offered Securities of like tenor issued in a different form, and the name of the depository with respect to any global Offered Security; (12) any special provisions for the payment of additional amounts with respect to the Offered Securities; (13) the denominations in which any Offered Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any Offered Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currency unit or currencies of payment of principal of (and premium, if any) and interest, if any, on the Offered Securities if other than dollars; (15) any index, currency exchange rate, commodity or derivative instrument price, or other publicly available data used to determine the amount of payments of principal of (and premium, if any) and interest, if any, on the Offered Securities; (16) any special United States tax considerations applicable to any Offered Securities; (17) any special provisions relating to defeasance of the Senior Securities; (18) any conversion or exchange provisions; and (19) any other terms of the Offered Securities not inconsistent with the provisions of the applicable Indenture.

     Debt Securities may be issued as Original Issue Discount Securities (as defined in the applicable Indenture) to be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities and other special considerations applicable to such series of Debt Securities will be set forth in the applicable Prospectus Supplement.

REGISTRATION AND TRANSFER

     Unless otherwise provided with respect to any series of Debt Securities, the Debt Securities of each series will be issuable as Registered Securities. If so provided with respect to a series of Debt Securities, however, Debt Securities may be issued solely as Bearer Securities, or in a combination of both Registered Securities and Bearer Securities. Unless otherwise specified with respect to such series of Debt Securities, Debt Securities issued in bearer form shall have interest coupons attached. (Indentures Section 201) Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than offices located outside the United States of certain United States financial institutions. Purchasers of Bearer Securities will be subject to certification procedures, and may be affected by certain limitations under United States tax laws. (Indentures Section 311) See "--Limitations on Issuance of Bearer Securities."

     If Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder and subject to the terms of the respective Indenture, (i) Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series of any authorized denominations and like tenor and (ii) Registered Securities of such series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series of different authorized denominations and like tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date and the relevant Interest Payment Date shall be surrendered without the coupon relating to such Interest Payment Date. (Indentures Section 305) Bearer Securities will not be issued in exchange for Registered Securities.

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar and at the office of any transfer agent appointed by the Company for such purpose with respect to Debt Securities of a series and referred to in the applicable Prospectus Supplement without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Indentures Section 305) Unless otherwise specified in the applicable Prospectus Supplement with respect to any Offered Securities, the Bank, acting through its office in The City of New York where at any particular time its corporate agency business is conducted, is designated as Security Registrar. (Indentures Section 1002)

     The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series for a period of 15 days immediately preceding the date notice of redemption is given; (ii) register the transfer of or exchange any Registered Security called for redemption in whole or in part, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series which is immediately surrendered for redemption. (Indentures Section 305) The Subordinated Indenture also provides that the Company shall not be required to
(i) issue, register the transfer of or exchange Subordinated Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of exchange of Capital Securities for Subordinated Securities of that series selected for exchange of Capital Securities therefor and ending at the close of business on the day of such mailing; or (ii) register the transfer of or exchange any security of a series selected for exchange for Capital Securities. (Subordinated Indenture Section 305)

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax and securities laws and regulations, Bearer Securities may not be offered, sold, resold or delivered, as part of their issuance at any time or otherwise until 40 days after their closing date, in the United States or to United States persons other than to offices of United States financial institutions located outside the United States which agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities will agree that they will not offer any Bearer Securities for sale or resale during the restricted period in the United States or to United States persons (other than the financial institutions described above) nor deliver Bearer Securities within the United States. Bearer Securities will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used herein, "United States person" means any citizen or resident of the United States, any corporation or partnership or other entity created or organized in or under the laws of the United States or any state thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. (Indentures Section 311)

TEMPORARY GLOBAL DEBT SECURITIES

     Pending the availability of definitive Debt Securities, Debt Securities which are issuable as Bearer Securities initially may be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euroclear System ("Euroclear") and Cedel S.A. for credit to the designated accounts against certifications to the effect described below. Unless otherwise indicated in the applicable Prospectus Supplement, any such temporary global Debt Security will be exchangeable only for definitive Bearer Securities. Such exchange may occur following the availability of definitive forms of Bearer Securities, subject to any further limitations described in the applicable Prospectus Supplement, and only upon certification that such Bearer Securities are not being acquired by or on behalf of a United States person (other than by or through certain foreign branches of United States financial institutions) or by a person who has purchased the Bearer Securities for resale within the United States or to United States persons. No such Bearer Security delivered in exchange for a portion of a temporary global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Indentures Sections 304, 311)

     If so specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date prior to the issuance of definitive Bearer Securities will be paid to each of Euroclear and Cedel S.A. with respect to the portion of such temporary global Debt Security held for its account. Each of Euroclear and Cedel S.A. will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of certification that, as of the relevant Interest Payment Date, the portion of such temporary global Debt Security on which such interest is to be so credited is either not beneficially owned by a United States person (other than by or through certain foreign branches of United States financial institutions) or by a person who has purchased the Bearer Securities for resale to United States persons. (Indentures Sections 304, 311)

PERMANENT GLOBAL DEBT SECURITIES

     If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for any portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States or its possessions in connection with such exchange. Principal of (and premium, if any) and interest, if any, on any permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Indentures Sections 305, 1002)


PAYMENT AND PAYING AGENTS

     Payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable in the currency, currency unit or currencies designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, such payment of principal of (and premium, if any) and interest, if any, on such Bearer Security will be made by a check in the designated currency or currency unit or, if requested in writing by the Holder, by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security will be made at any office or agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities will be made in dollars at the principal office of the Bank in The City of New York where at any particular time its corporate trust business shall be administered (the "Principal Trust Office") if payment of the full amount thereof in dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Indentures Sections 301, 1001, 1002)

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal (and premium, if any) on Registered Securities will be made in the currency, currency unit or currencies designated in the applicable Prospectus Supplement against surrender of such Registered Securities at the Principal Trust Office or by check in the designated currency or currency unit mailed to the person in whose name such Debt Security is registered. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the applicable Prospectus Supplement, payments of such interest will be made at the Principal Trust Office or, at the option of the Company, by a check in the designated currency or currency unit mailed to the Holder at such Holder's registered address. (Indentures Sections 307, 1002)

     The Bank acting through the Principal Trust Office has been designated as the Company's Paying Agent in The City of New York. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will maintain at least one Paying Agent in The City of New York for payments with respect to Registered Securities of each series and, if Debt Securities of a series are issuable as Bearer Securities, at least one Paying Agent in a city outside the United States where Debt Securities of such series may be presented and surrendered for payment, provided that, if the Debt Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series, so long as the Debt Securities of such series are listed on such exchange. (Indentures Section
1002)

     Any money paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal (and premium, if any) or interest has become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon may thereafter look only to the Company for payment thereof. (Indentures Section 1003)

RESTRICTIONS ON DISPOSITION OF BANK STOCK

     The Senior Indenture provides that, so long as any Senior Securities issued thereunder are Outstanding, the Company will not create a security interest in more than 20% of the shares of Capital Stock of the Bank, or permit more than 20% of such shares (exclusive of directors' qualifying shares) to be held directly or indirectly other than (i) by the Company or (ii) by any corporation which is wholly-owned (except for directors' qualifying shares) by the Company. (Section 1006) The term "Capital Stock of the Bank" is defined in the Senior Indenture as the capital stock, par value $15.00 per share, of the Bank as such capital stock exists on the date of execution of such Indenture and such other shares of stock of the Bank as shall have ordinary power to vote for election of directors of the Bank and shall not have any preference as to distribution of assets upon any dissolution or winding-up of the Bank.
(Section 101) The Senior Indenture does not contain any restriction on sales by the Bank of its assets.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each Indenture provides that the Company may, without the consent of the Holders of any of the Outstanding Debt Securities under such Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized and existing under the laws of the United States, any State or the District of Columbia, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, and provided that after giving effect to the transaction no Event of Default shall have happened and be continuing and that certain other conditions are met. (Indentures Section 801)

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities may be convertible into or exchangeable for other securities, including, without limitation, other securities of the Company and securities of other entities, will be set forth in the applicable Prospectus Supplement.

EXCHANGE OR REDEMPTION

     Debt Securities may be subject to redemption and exchange in certain events, in the manner, at the places and subject to the restrictions set forth in or established pursuant to the applicable Indenture and set forth in the Debt Securities and the applicable Prospectus Supplement.

MEETINGS

     The Senior Indenture contains provisions for convening meetings of the Holders of Senior Securities of a series if Senior Securities of that series are issuable as Bearer Securities. (Senior Indenture Section 1301) The Subordinated Indenture also contains provisions for convening meetings of the Holders of Subordinated Securities. (Subordinated Indenture Section 1601) A meeting may be called at any time by the respective Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "-- Notices" below. (Senior Indenture Section 1302, Subordinated Indenture Section 1602) Except as limited by the provisos in "THE SENIOR SECURITIES--Modifications and Waiver" and "THE SUBORDINATED SECURITIES--Modifications and Waiver", any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except as limited by such provisos, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66-2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened at which a quorum is present only by the affirmative vote of the Holders of 66-2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, except as limited by the provisos referred to immediately above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Outstanding Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66-2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66-2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Senior Indenture Section 1304, Subordinated Indenture Section 1604)

NOTICES

     Except as otherwise provided in the relevant Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and, if Debt Securities of such series are then listed on The Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, in a daily newspaper in London or Luxembourg or any other required city located outside the United States, as the case may be, or, if not practicable, elsewhere in Europe. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Indentures Sections 101, 106)

TITLE

     Title to any Bearer Security, any coupons appertaining thereto and any temporary global Debt Security will pass by delivery. The Company, the Senior Trustee or the Subordinated Trustee, as the case may be, and any agent of the Company or of such Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not any such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Indentures Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

     Any Debt Security (including any coupons appertaining to Bearer Securities) that becomes mutilated, destroyed, lost or stolen will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security and any coupons appertaining thereto or evidence of the destruction, loss or theft thereof satisfactory to the Company and such Trustee. An indemnity satisfactory to such Trustee and the Company may be required before a replacement Debt Security or coupon will be issued. (Indentures Section 306)

GOVERNING LAW

     Each Indenture, the Debt Securities and the coupons will be governed by and construed in accordance with the laws of the State of New York. (Senior Indenture Section 113, Subordinated Indenture Section 112)

                            THE SENIOR SECURITIES

EVENTS OF DEFAULT AND WAIVER THEREOF

     The Senior Indenture provides that the happening of one or more of the following events shall constitute an Event of Default with respect to the Senior Securities of any series: (i) default in the payment of interest on any Senior Security of such series for a period of 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Senior Security of such series; (iii) default in performance, or breach, of any covenant or warranty of the Company contained in the Senior Indenture for the benefit of Senior Securities of such series for a period of 60 days after notice has been given to the Company; (iv) certain events of insolvency of the Company; and (v) any other Event of Default specifically provided for by the terms of the Senior Securities of such series. (Section 501) Any additional Events of Default with respect to any series of Senior Securities will be specified in the applicable Prospectus Supplement relating to such series. In case an Event of Default shall have occurred and be continuing with respect to the Senior Securities of any series, the Senior Trustee or the Holders of not less than 25% in principal amount of the Senior Securities of such series then outstanding may declare the principal of the Senior Securities of such series (or, if the Senior Securities of such series were issued as discounted Senior Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable immediately, but such declaration may be annulled, and certain past defaults waived, by the Holders of not less than a majority in principal amount of the Senior Securities of such series, upon the conditions provided in the Senior Indenture. (Sections 502, 513)

     The Senior Indenture provides that, subject to the duty of the Senior Trustee during a default to act with the required standard of care, the Senior Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Senior Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Senior Trustee and certain other conditions, the Holders of a majority in principal amount of the Outstanding Senior Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or exercising any trust or power conferred on the Senior Trustee, with respect to the Senior Securities of that series. (Section 512)

     The Company is required to furnish to the Senior Trustee annually a statement as to the performance by the Company of certain of its obligations under the Senior Indenture and as to any default in such performance. (Section
1007)

MODIFICATION AND WAIVER

     Modifications and amendments of the Senior Indenture may be made by the Company and the Senior Trustee with the consent of the Holders of not less than 66-2/3% in principal amount of the Outstanding Senior Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Security affected thereby, (1) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Senior Security; (2) reduce the principal amount of any Senior Security or change the rate of interest or the method of calculation of interest thereon (except as provided in the Senior Indenture or in such Senior Security), or any premium payable upon the redemption thereof; (3) change any obligation of the Company to pay additional amounts pursuant to the Senior Indenture; (4) reduce the amount of principal of an Original Issue Discount Senior Security payable upon acceleration of the maturity thereof; (5) adversely affect the right of repayment, if any, at the option of the Holder thereof; (6) change the coin or currency in which any Senior Security or any premium or any interest thereon is payable; (7) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Security; (8) reduce the percentage in principal amount of Outstanding Senior Securities of any series, the consent of whose Holders is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults; (9) change any obligation of the Company to maintain an office or agency in the Borough of Manhattan, The City of New York, or any obligation of the Company to maintain an office or agency outside the United States pursuant to the Senior Indenture; or (10) modify certain provisions of the Senior Indenture requiring consent of specified percentages of Holders except to increase any such percentage. (Section 902)

     The Holders of at least 66-2/3% in principal amount of the Outstanding Senior Securities of each series may, on behalf of all Holders of Senior Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Senior Indenture. (Section 1008) The Holders of not less than a majority in principal amount of the Outstanding Senior Securities of each series may, on behalf of the Holders of all the Senior Securities of that series and any coupons appertaining thereto, waive any past default under the Senior Indenture with respect to Senior Securities of that series, except a default (i) in the payment of principal of (or premium, if any) or interest, if any, on any Senior Security of such series, or (ii) in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Senior Security of such series affected thereby. (Section 513)

DEFEASANCE

     The Company may elect to defease and be discharged from its obligations under the Senior Indenture with respect to Senior Securities of any series on the terms and subject to the conditions contained in the Senior Indenture, by
(a) depositing irrevocably with the Senior Trustee as trust funds (i) in the case of Senior Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations (as defined below) of the foreign government or governments issuing such foreign currency, in each case in an amount which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide

(without any reinvestment of such interest, principal or premium), not later than one Business Day before the due date of any payment, money in such foreign currency or (ii) in the case of Senior Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations (as defined below), in each case in an amount which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one Business Day before the due date of any payment, U.S. dollars or (iii) a combination of U.S. dollars and U.S. Government Obligations or Foreign Government Obligations, as applicable, sufficient to pay the principal of or premium, if any, and interest, if any, on the Senior Securities of such series as are due and (b) satisfying certain other conditions precedent specified in the Senior Indenture. Such deposit and defeasance is conditioned, among other things, upon the Company's delivery to the Senior Trustee of an opinion of counsel that the Holders of the Senior Securities of such series will have no federal income tax consequences as a result of such deposit and termination. (Article Fifteen)

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a foreign currency that are (i) direct obligations of a foreign government for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, which, in either case, under clauses (i) or (ii) have, at the time of defeasance, a rating from a nationally recognized rating agency in their country of issue or the United States at least equivalent to the highest rating given to the Senior Securities being defeased by Moody's Investors Service, Inc. or Standard & Poor's Corporation at any time since the issuance of such Senior Securities, and are not callable or redeemable at the option of the issuer thereof. (Section 101)

REGARDING THE SENIOR TRUSTEE

     Bankers Trust Company, the Senior Trustee under the Senior Indenture, has its principal corporate trust office at Four Albany Street, New York, New York 10015. Bankers Trust Company also serves as trustee under the indentures with the Company relating to the Floating Rate Notes Due 1999, the 8-1/2% Notes Due 1996, the 7-7/8% Notes Due 1997, the fixed and floating rate Medium-Term Notes and Senior Medium-Term Notes, Series A and Series B of the Company. The Corporation has normal banking relationships with the Senior Trustee.

                          THE SUBORDINATED SECURITIES

EVENTS OF DEFAULT AND WAIVER THEREOF

     The Subordinated Indenture defines an Event of Default with respect to Subordinated Securities of any series as certain events involving the bankruptcy, insolvency or reorganization of the Company and such other events as may be established for any series of Subordinated Securities. However, the inability of the Company to pay its debts as they become due and the appointment of a conservator with respect to a depository institution subsidiary of the Company insured by the FDIC or any successor agency do not constitute Events of Default under the Subordinated Indenture. (Section 501) If an Event of Default with respect to Subordinated Securities of any series at the time outstanding occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series, by notice as provided in the Subordinated Indenture, may declare the principal amount (or, if the Subordinated Securities of that series are Original Issue Discount Subordinated Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Subordinated Securities of that series to be due and payable immediately in cash. The foregoing provision would be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature of the rights of the Holders of the Subordinated Securities of such series. At any time after a declaration of acceleration with respect to Subordinated Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Subordinated Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such declaration. (Sections 502,
513)

     The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of the Subordinated Securities of any series upon a default in the payment (including any obligation to exchange Capital Securities (as defined below) for Subordinated Securities of such series) of principal of (or premium, if any) or interest, if any, on the Subordinated Securities of such series, or in the performance of any covenant or agreement in the Subordinated Indenture or in the terms of the Subordinated Securities of such series. In the event of any such default (including a default in such payment or exchange at the stated maturity date of the Subordinated Securities of such series), the Company will, upon demand of the Subordinated Trustee, pay to it, for the benefit of the Holders of the Subordinated Securities of such series, the whole amount then due and payable on the Subordinated Securities of such series for principal (and premium, if any) and interest, if any, including the delivery of any Capital Securities then required to be delivered. The Subordinated Indenture provides that if the Company fails to pay such amount (or to deliver any such Capital Securities) forthwith upon such demand, the Subordinated Trustee may, among other things, institute a judicial proceeding for the collection thereof or for delivery of any Capital Securities required to be delivered. The Subordinated Indenture also provides that if Capital Securities are exchangeable for Subordinated Securities of such series and the Company shall fail to elect the type of Capital Securities to be exchanged for Subordinated Securities of such series on the relevant exchange date or shall fail to issue or deliver such Capital Securities on or prior to such exchange date, the Company shall be liable to the Holders of Subordinated Securities of such series for the payment of the principal amount of Subordinated Securities of such series (or the applicable percentage thereof) in cash on the earlier of the relevant proposed exchange date or the stated maturity date of Subordinated Securities of such series. The limitation on the right of acceleration described above permits limited amounts of Subordinated Securities with certain original weighted average maturities to qualify as supplementary or "Tier 2" capital of the Company under current regulatory guidelines for bank holding companies. Any additional Events of Default with respect to any series of Subordinated Securities, including any related right of acceleration, will be specified in the applicable Prospectus Supplement. (Section 503)

     The Subordinated Indenture provides that, subject to the duty of the Subordinated Trustee during the continuance of an Event of Default or Default to act with the required standard of care, the Subordinated Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the Holders of the Subordinated Securities of any series, unless such Holders shall have offered to the Subordinated Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Subordinated Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or exercising any trust or power conferred on the Subordinated Trustee, with respect to the Subordinated Securities of such series. (Sections 512, 601, 603)

     The Subordinated Indenture provides that notwithstanding any other provision of the Subordinated Indenture, each Holder of Subordinated Securities of any series shall have the right to institute suit for the enforcement of any payment (including any delivery of Capital Securities to be exchanged for such Subordinated Securities) of principal of (and premium, if any) and interest, if any, on such Subordinated Securities on the respective stated maturity dates expressed in such Subordinated Securities or on the Exchange Date or the redemption date thereof, as the case may be, and that such right shall not be impaired without the consent of such Holder. (Section 508)

     The Holders of not less than a majority in principal amount of the Outstanding Subordinated Securities of any series may, on behalf of the holders of all Subordinated Securities of such series, waive any past default under the Subordinated Indenture with respect to Subordinated Securities of such series and its consequences, except a default (i) in the payment (including any obligation to exchange Capital Securities for Subordinated Securities of such series) of principal of (or premium, if any) or interest, if any, on any Subordinated Security of such series, or (ii) in respect of a covenant or provision of the Subordinated Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Subordinated Security of such series affected thereby. (Section 513)

     The Company is required to file annually with the Subordinated Trustee a written statement as to the existence or non-existence of defaults. (Section
1006)

MODIFICATION AND WAIVER

     The Subordinated Indenture provides that, with the consent of the Holders of not less than 66-2/3% in principal amount of the Outstanding Subordinated Securities of each series affected thereby, modifications and alterations of the Subordinated Indenture may be made which affect the rights of the Holders of the Subordinated Securities of such series, but no such modification or alteration may be made without the consent of the Holder of each Subordinated Security affected thereby which would (i) change the fixed maturity of the principal of, or any instalment of principal of or interest on, any Subordinated Security, or reduce the principal amount thereof or change the rate or rates (or the method of ascertaining the rate or rates) of interest thereon (except as provided in the Subordinated Indenture or in the Subordinated Securities of such series) or any premium payable upon the redemption thereof, or reduce the portion of the principal amount of any Original Issue Discount

Subordinated Security payable upon acceleration of the maturity thereof, or change any place where, or the coin or currency in which, the principal amount of any Subordinated Security or any premium or interest thereon is payable, or impair any right to institute suit for the enforcement of any right to receive payment of the principal of (and premium, if any) and interest, if any, on such Subordinated Security on the respective stated maturity dates expressed in such Subordinated Security (or, in the case of redemption, on the redemption date), or, if applicable, to have delivered Capital Securities to be exchanged for such Subordinated Security and to have such Capital Securities sold in a secondary offering to the extent provided in such Subordinated Security and in the Subordinated Indenture, or modify the provisions of the Subordinated Indenture with respect to the subordination of the Subordinated Securities of such series in a manner adverse to the Holders, or (ii) reduce the above-stated percentage in principal amount of Outstanding Subordinated Securities of such series required to modify or alter the Subordinated Indenture, or (iii) impair the right of any Holder of Subordinated Securities of such series, subject to the provisions of the Subordinated Indenture and of Subordinated Securities of such series, to receive on any exchange date for Subordinated Securities of such series Capital Securities with a market value equal to the amount established with respect to the Securities of such series held by such Holder. (Sections 902, 1007)

EXCHANGEABILITY

     If so provided in the applicable Prospectus Supplement, Subordinated Securities may be exchangeable, either upon the occurrence of certain events described in the applicable Prospectus Supplement or at the option of the Company or both, for Capital Securities, and certain funds may be designated with regard to the Subordinated Securities as Available Funds (as defined in the applicable Prospectus Supplement) or Optional Available Funds (as defined in the applicable Prospectus Supplement) for United States bank regulatory purposes. In certain circumstances, Subordinated Securities may also provide Holders with the right to elect to receive cash for Capital Securities issued in exchange for Offered Subordinated Securities. The applicable Prospectus Supplement will set forth the terms, conditions and restrictions relating to any of the foregoing provisions applicable to a series of Subordinated Securities. (Sections 1301, 1310, 1401)

     "Capital Securities" means any securities issued by the Company which consist of any one of the following: (i) Common Stock (as defined in the Subordinated Indenture), (ii) Perpetual Preferred Stock (as defined in the Subordinated Indenture), or (iii) other securities which at the date of issuance are securities of a type that may constitute capital of the Company in unlimited amounts for which Subordinated Securities are permitted to be exchanged under regulations of, or other determinations by, the Company's Primary Federal Regulator (as defined in the applicable Prospectus Supplement), provided that if any securities under (iii) are (a) issued in exchange for Subordinated Securities under the Subordinated Indenture and (b) debt obligations for which Capital Securities are exchangeable, the Company shall have received the approval of the Company's Primary Federal Regulator for such issuance. Capital Securities may have such terms, rights and preferences as may be determined by the Company. (Section 101)

     The staff of the SEC has advised that Rule 13e-4 and Rule 14e-1 of the SEC's rules and regulations relating to tender offers, as currently interpreted and in effect, would be applicable to the exchange of Capital Securities for Subordinated Securities and to the related secondary offering. If the staff were to continue to take this position, the Company intends, subject to its right to seek appropriate relief (which may or may not be available) from the application of such rules, at the time of the exchange of Capital Securities for Subordinated Securities and the related secondary offering to comply with Rule 13e-4 and Rule 14e-1 (or any successor rules), as then interpreted and in effect, and to afford holders of Subordinated Securities all rights under, and to make all filings required by, such rules (or successor rules).

SUBORDINATION

     The obligation of the Company to make any payment on account of the principal of (and premium, if any) and interest, if any, on the Subordinated Securities will be subordinate and junior in right of payment to the Company's obligations to the holders of Senior Indebtedness of the Company to the extent described in the next paragraph. "Senior Indebtedness of the Company" is defined in the Subordinated Indenture to mean the obligations of the Company to its creditors other than the Holders of the Subordinated Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred, except obligations "ranking on a parity with the (Subordinated) Securities" or "ranking junior to the (Subordinated) Securities" (as those terms are defined in the Subordinated Indenture). The obligations of the Company in respect of the Subordinated Securities will rank on a parity with the Company's obligations in respect of the Floating Rate Subordinated Notes Due 1997, the 7-1/2% Subordinated Notes Due 1997, the 10% Subordinated Notes Due 1999, the 8% Subordinated Notes Due 1999, the 7-3/4% Subordinated Notes due 1999, the Floating Rate Subordinated Notes Due 2000, the 9-3/8% Subordinated Notes Due 2001, the 9-3/4% Subordinated Notes Due 2001, the 7.50% Subordinated Notes Due 2003, the Floating Rate Subordinated Notes Due 2003, the Floating Rate Subordinated Notes Due August 1, 2003, the 7.50%

Subordinated Notes Due 2003, the 7-7/8% Subordinated Notes Due 2004, the 6.50% Subordinated Notes Due 2005, the 6.75% Subordinated Notes Due 2008, the 6-1/8% Subordinated Notes Due 2008, the 6.50% Subordinated Notes Due 2009, the Floating Rate Subordinated Notes Due 2009 and the Subordinated Medium-Term Notes, Series A and Series B, issued by the Company and any other obligations of the Company ranking on a parity with the Subordinated Securities. The obligations of the Company in respect of the Subordinated Securities of any series will rank on a parity with the obligations of the Company in respect of the Subordinated Securities of each other series. (Section 1201)

     In the case of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Company as a whole, whether voluntary or involuntary, all obligations of the Company to Holders of Senior Indebtedness of the Company shall be entitled to be paid in full before any payment shall be made on account of the principal of (and premium, if any) and interest, if any, on the Subordinated Securities. At June 30, 1994, the outstanding Senior Indebtedness of the Company, exclusive of guarantees and other contingent obligations, was approximately $2.7 billion.
In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the Company, the Holders of the Subordinated Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Securities, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest, if any, on the Subordinated Securities before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Subordinated Securities. By reason of such subordination, in the event of the insolvency of the Company, Holders of Senior Indebtedness of the Company may receive more, ratably, and Holders of the Subordinated Securities having a claim pursuant to the Subordinated Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Securities. See "-- Events of Default and Waiver Thereof" for limitations on the right of acceleration of Subordinated Securities. (Section 1201)

REGARDING THE SUBORDINATED TRUSTEE

     Chemical Bank, the Subordinated Trustee under the Subordinated Indenture, has its principal corporate trust office at 450 West 33rd Street, New York, New York 10001. Chemical Bank serves as Trustee with respect to the 7-1/2% Subordinated Notes Due 1997, the 10% Subordinated Notes Due 1999, the 8%

Subordinated Notes Due 1999, the 7-3/4% Subordinated Notes due 1999, the
9-3/8% Subordinated Notes Due 2001, the 9-3/4% Subordinated Notes Due 2001, the 7.50% Subordinated Notes Due 2003, the Floating Rate Subordinated Notes Due 2003, the Floating Rate Subordinated Notes Due August 1, 2003, the 7.50% Subordinated Notes Due 2003, the 7-7/8% Subordinated Notes Due 2004, the 6.50% Subordinated Notes Due 2005, the 6.75% Subordinated Notes Due 2008, the 6-1/8% Subordinated Notes Due 2008, the 6.50% Subordinated Notes Due 2009 and the Subordinated Medium-Term Notes, Series A and Series B, of the Company, which are currently outstanding under the Subordinated Indenture. The Corporation has normal banking relationships with the Subordinated Trustee.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock (including Preferred Stock issuable upon conversion or exchange of any Debt Security) will be described in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of any such series of Preferred Stock may differ from the terms set forth below. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Certificate of Designation, Preferences and Rights relating to such series of Preferred Stock, which will be filed or incorporated by reference as an exhibit to the Registration Statement to which this Prospectus relates. Preferred Stock, if so indicated in the applicable Prospectus Supplement, may be issuable in exchange for a series of Debt Securities or upon conversion thereof.

GENERAL

     Under the Certificate of Incorporation, the Board of Directors of the Company is authorized to issue up to 100,000,000 shares of Preferred Stock, without par value, in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in the Certificate of Incorporation. As used herein the term "Board of Directors" means the Board of Directors of the Company and includes any duly authorized committee thereof. Prior to the issuance of each series of Preferred Stock, the Board of Directors will adopt resolutions creating and designating suchseries as a series of preferred stock of the Company.

     As of June 30, 1994, exclusive of the Preferred Stock, Floating Rate Series F, which was redeemed on July 15, 1994, there were 56,000,000 shares of preferred stock of the Company outstanding and having an aggregate stated value of approximately $1,400,000,000. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will rank on a parity as to dividends and distributions of assets with each other and with the currently outstanding series of preferred stock of the Company which have been designated as Preferred Stock, 10 1/2% Series G, with a stated value of $25 per share, Preferred Stock, 9.76% Series H, with a stated value of $25 per share, Preferred Stock, 10.84% Series I, with a stated value of $25 per share, Preferred Stock, 9.08% Series J, with a stated value of $25 per share, Preferred Stock, 8-1/2% Series K, with a stated value of $25 per share, Preferred Stock, 8.32% Series L, with a stated value of $25 per share, Preferred Stock, 8.40% Series M, with a stated value of $25 per share, and Preferred Stock, Adjustable Rate Series N, with a stated value of $25 per share, and will rank senior to the Company's authorized but unissued Junior Participating Preferred Stock.

     Under regulations adopted by the Board of Governors of the Federal
Reserve System (the "Federal Reserve Board"), if the holders of shares of any series of preferred stock of the Company become entitled to vote for the election of directors because dividends on such series are in arrears (see "Voting Rights"), such series may then be deemed a "class of voting securities" and a holder of 25 percent or more of such series (or a holder of 5 percent or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5 percent or more of such series.

     Reference is made to the Prospectus Supplement relating to either the particular series of Preferred Stock offered thereby or the particular series of Debt Securities offered thereby which is convertible or exchangeable for a particular series of Preferred Stock for certain specific terms thereof, including: (i) the designation, number of shares and stated value per share;
(ii) the amount of liquidation preference; (iii) the initial public offering price at which shares of such series of Preferred Stock will be sold; (iv) the dividend rate or rates (or method of ascertaining the same); (v) the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions; (vii) any conversion or exchange provisions; and
(viii) any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

     The shares of Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Unless otherwise specified in the applicable Prospectus Supplement, the transfer agent, registrar and dividend disbursing agent for shares of each series of Preferred Stock will be Mellon Securities Trust Company.

VOTING RIGHTS

     Holders of shares of Preferred Stock will have no voting rights, except as set forth below or otherwise required by law.

     In the event that six quarterly dividends (whether or not consecutive) payable on any share or shares of any series of preferred stock of the Company shall be in arrears, the holders of shares of each series of Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock of the Company upon which like voting rights have been conferred (including any other series of Preferred Stock), shall be entitled at the Company's next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior to such meeting (or such subsequent meeting), to cast one-fortieth (1/40) of one vote for each $25 of involuntary liquidation preference (exclusive of accrued and unpaid dividends thereon) for each share of such series of Preferred Stock held of record (but not more than one vote per share) for the election of two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected pursuant to the preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such arrears shall cease to exist, the holders of shares of such series of Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like arrears in payments of dividends. Upon the termination of each such special voting right, the terms of office of all persons who may have been elected directors by vote of the holders of such shares of preferred stock of the Company pursuant to such special voting right shall immediately terminate.

     Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of preferred stock of the Company then outstanding, voting as a class without regard to series, with the holders of shares of each series of Preferred Stock being entitled to cast one-fortieth (1/40) of one vote for each $25 of involuntary liquidation preference (exclusive of accrued and unpaid dividends thereon) for each share of such series of Preferred Stock (but not more than one vote per share), the Company may not: (a) create any class or series of stock which shall have preference as to dividends or distributions of assets over any outstanding series of preferred stock of the Company (other than a series which has no right to object to such creation) or (b) alter or change the provisions of the Certificate of Incorporation so as to adversely affect the voting power, preferences or special rights of the holders of shares of preferred stock of the Company; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of preferred stock of the Company at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of preferred stock of the Company at the time outstanding. Without limiting the generality of the foregoing, the creation of any class or series of stock entitled to vote as a class together with the holders of shares of any series of Preferred Stock on the matters set forth in this paragraph, the holders of shares of which are entitled to cast more than one-fortieth (1/40) of one vote for each $25 of involuntary liquidation preference (exclusive of accrued and unpaid dividends thereon) to which the holders of such shares of such class or series are entitled, shall be deemed to adversely affect the voting power of such series of Preferred Stock.

DIVIDENDS

     The holders of shares of each series of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative or non-cumulative cash or other dividends on such dates and at such rate or rates as are set forth in, or as are determined by the method described in, the applicable Prospectus Supplement.

Dividends on the shares of each series of Preferred Stock will accrue from the date on which the Company initially issues shares of such series or as otherwise set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock register of the Company on the record dates fixed by the Board of Directors, as specified in the applicable Prospectus Supplement.

     So long as the shares of any series of Preferred Stock shall be outstanding, unless (i), when applicable, full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock and other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company shall not be in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of the Company (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock, par value $2.00 per share, of the Company ("Common Stock") or any other stock of the Company ranking as to dividends or distributions of assets junior to each series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock. In the event that there shall be outstanding shares of any other series of preferred stock of the Company (including any other series of Preferred Stock) ranking on a parity as to dividends with any series of Preferred Stock and dividends on shares of such series of Preferred Stock or such other series of preferred stock of the Company are in arrears, the Company, in making any dividend payment on account of such arrears, is required to make payments ratably on all outstanding shares of such series of Preferred Stock and such other series of preferred stock of the Company in proportion to the respective amounts of dividends in arrears on all such outstanding shares of such series of Preferred Stock and such other series of preferred stock of the Company to the date of such dividend payment. Holders of shares of any series of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of such series of Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

REDEMPTION

     The shares of any series of Preferred Stock may be redeemable at the option of the Company and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     If any dividends on shares of any series of Preferred Stock are in arrears, no shares of such series shall be redeemed unless all outstanding shares of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

LIQUIDATION PREFERENCE

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of such series, an amount described in the applicable Prospectus Supplement. The holders of the presently outstanding shares of preferred stock of the Company are entitled to receive amounts equal to the stated value of such shares. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of each series of Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with shares of such series of Preferred Stock are not paid in full, the holders of shares of such series of Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of shares of such series of Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company, unless otherwise provided in the applicable Prospectus Supplement. The consolidation or merger of the Company with or into any other corporation, or the sale of substantially all the assets of the Company in consideration for the issuance of equity securities of another corporation, shall not be regarded as a liquidation, dissolution or winding up of the Company, if the voting power, preferences or special rights of the holders of shares of such series of Preferred Stock are not impaired thereby.

CONVERSION AND EXCHANGEABILITY PROVISIONS

     The terms, if any, on which shares of any series of Preferred Stock are convertible into or exchangeable for shares of Common Stock will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock to be received by the holders of Preferred Stock would be calculated according to the market price of Common Stock as of a time stated in the applicable Prospectus Supplement. See "DESCRIPTION OF COMMON STOCK."


                         DESCRIPTION OF COMMON STOCK

     If so specified in the Prospectus Supplement relating to the Offered Securities, the Offered Securities are convertible into or exchangeable for shares of Common Stock. The statements below describing the Common Stock are in general terms and are in all respects subject to, and are qualified in their entirety by reference to, the applicable provisions of the Certificate of Incorporation.

     The Company is authorized to issue 500,000,000 shares of Common Stock.
At June 30, 1994, 185,052,955 shares of Common Stock were outstanding, 10,554,464 shares of Common Stock were reserved for issuance pursuant to the Chase Lincoln First Bank, N.A. 1982 Incentive Stock Plan, The Chase Manhattan 1982 Long-Term Incentive Plan and The Chase Manhattan 1987 Long-Term Incentive Plan, 8,000,000 shares of Common Stock were reserved for issuance pursuant to The Chase Manhattan 1994 Long-Term Incentive Plan, 3,311,420 shares of Common Stock were reserved for issuance pursuant to warrants issued in settlement of a legal action, 14,000,000 shares of Common Stock were reserved for issuance pursuant to The Chase Manhattan Stock Option Program for Employees, and 9,455,162 shares of Common Stock were reserved for issuance pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan. On June 15, 1994, the Company announced the establishment of a program to repurchase up to 8,500,000 shares of Common Stock through December 1995.

     Holders of shares of Common Stock are entitled to one vote per share and, subject to the rights, if any, of holders of shares of the outstanding series of preferred stock of the Company (as described above under "DESCRIPTION OF PREFERRED STOCK"), have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of the Company available for distribution to stockholders. The Company may not declare any dividends on, or make any payment on account of the purchase, redemption or other retirement of, its Common Stock unless full cumulative dividends, where applicable, have been paid or declared and set apart for payment upon all outstanding shares of the preferred stock of the Company and the Company is not in default or in arrears with respect to any sinking or other analogous fund or any call for tender obligations, or any other agreement for the purchase, redemption or other retirement of any shares of the preferred stock of the Company. The holders of shares of Common Stock do not have redemption or sinking fund rights, and none of the holders of shares of Common Stock is entitled to preemptive rights or preferential rights to subscribe for shares of Common Stock or any other securities of the Company, except for certain Junior Participating Preferred Stock Purchase Rights that were distributed in 1989 as dividends to holders of Common Stock on or after February 27, 1989 which are exercisable or transferable separately from shares of Common Stock only upon the occurrence of certain events including the acquisition by a person or group of affiliated or associated persons of 20% or more of the outstanding shares of Common Stock of the Company. Such rights are more fully described in the 1993 Annual Report of the Company and will be more fully described in any Prospectus Supplement applicable to Preferred Stock that is convertible or exchangeable into Company Stock. Shares of Common Stock are fully paid and nonassessable; however, federal law (12 U.S.C. Section 55) provides for the enforcement of any pro rata assessment of stockholders of a national bank to cover impairment of capital by sale, to the extent necessary, of the stock of any assessed stockholder failing to pay his assessment, and the Company, as the stockholder of the Bank and other national banking subsidiaries, is subject to such assessment and sale. The shares of Common Stock are listed on the New York
Stock Exchange.   The transfer agent and registrar for the Common Stock of the
Company is Mellon Securities Trust Company.

     The Certificate of Incorporation includes a "fair price provision" that would require a 75% stockholder vote for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving the Company or its subsidiaries and certain acquiring persons (namely, a person, entity or specified group which beneficially owns more than 10% of the voting stock of the Company), unless the "fair price" and other procedural requirements of the provision are met, or unless approved by a majority of directors who are not affiliated with the acquiring party. This provision includes a requirement of a 75% stockholder vote to amend or repeal it. The Certificate of Incorporation also provides for classification of the Board of Directors into three classes and includes related provisions requiring (i) advance notice of stockholder nominations of directors, (ii) limitations on filling newly created directorships and vacancies, (iii) removal of directors only for cause and by vote of the holders of at least 75% of the shares entitled to vote, (iv) a limitation on action by written consent of holders of Common Stock other than at a meeting of stockholders and (v) a requirement of a 75% stockholder vote to amend or repeal such provision.

OTHER CAPITAL SECURITIES

     The Company may also select any other securities to be exchanged for Subordinated Securities or to be sold and the proceeds of such sale to be Available Funds or Optional Available Funds which qualify at the date of issuance as Capital Securities as determined by the Company's Primary Federal Regulator, provided that if any such other securities are issued in exchange for Subordinated Securities and are debt obligations for which Capital Securities may be exchanged, the Company will have received the approval of its Primary Federal Regulator for such issuance. Such other Capital Securities will have such terms as may be determined by the Company and approved by its Board of Directors. See "THE SUBORDINATED SECURITIES -- Exchangeability."

                           DESCRIPTION OF WARRANTS

     The Company may issue, together with any Debt Securities of a series offered or separately, Debt Warrants for the purchase of other Debt Securities of any series or Currency Warrants, Index Warrants and Interest Rate Warrants. The Warrants are to be issued under separate Warrant Agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement," a "Currency Warrant Agreement," an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent," a "Currency Warrant Agent," an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as set forth in the applicable Prospectus Supplement. A copy of the form of each type of Warrant Agreement, including the form of Warrant Certificate representing each type of Warrant (the "Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Agreements and the Warrant Certificates, respectively, including the definition therein of certain terms. Such summaries encompass all the material provisions contained in the form of Warrant Agreements and the form of Warrant Certificates.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the following terms of the Debt Warrants being offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt
Warrants: (1) the number of Debt Warrants offered; (2) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (3) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (4) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (5) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (6) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire (the "Debt Warrant Expiration Date");
(7) the form in which the Debt Warrants represented by the Debt Warrant Certificates will be issued and where the Debt Warrants represented by Debt Warrant Certificates may be transferred and registered; and (8) any other terms of the Debt Warrants. The applicable Prospectus Supplement will contain a summary of the United States federal income tax, accounting and other consequences with respect to the Debt Warrants.

     If issued in definitive form, Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of authorized denominations at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of Debt Warrants, holders of such Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

     Each Debt Warrant will entitle the holder, upon payment of the exercise price, if any, to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the applicable Prospectus Supplement. Debt Warrants will be exercisable (i) at any time up to the close of business on the Debt Warrant Expiration Date set forth in the applicable Prospectus Supplement or (ii) only at maturity. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Debt Warrants will become void.

     Debt Warrants may be exercised by delivery to the Debt Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Debt Warrant Certificate. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt, within five business days, of the Debt Warrant Certificate evidencing such Debt Warrants. Upon receipt of such payment and the Debt Warrant Certificate properly completed and duly exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver pursuant to the applicable Indenture the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of outstanding Debt Warrants.

CURRENCY WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants,
Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value (as defined in the applicable Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as specified in the applicable Prospectus Supplement. The applicable Prospectus Supplement will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

     The applicable Prospectus Supplement will describe the following terms of the Currency Warrants being offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants: (1) the title and number of such Currency Warrants offered; (2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference

Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant; (9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants; (10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (each as defined in the applicable Prospectus Supplement); (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be canceled by the Company prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by the Company;
(21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

     Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants."

INDEX WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from the Company the Index Warrant Cash Settlement Value (as defined in the applicable Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as defined in the applicable Prospectus Supplement) at the time of exercise exceeds the Index Value (as defined in the applicable Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from the Company the Index Warrant Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index

Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from the Company the Index Warrant Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as defined in the applicable Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as defined in the applicable Prospectus Supplement) or (d) in such other form as shall be specified in the applicable Prospectus Supplement. The applicable Prospectus Supplement will set forth the formula pursuant to which the Index Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

     The applicable Prospectus Supplement will describe the following terms of the Index Warrants being offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants: (1) the title and number of such Index Warrants offered; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Warrant Cash Settlement Value of such Index Warrants is payable;
(6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by the Company solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise; (8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher, which determination will be made by an independent expert; (9) the formula for determining the Index Warrant Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (as defined in the applicable Prospectus Supplement); (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index

Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be canceled by the Company prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and
(24) any other terms of such Index Warrants.

     Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants."

INTEREST RATE WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants, or separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from the Company the Interest Rate Warrant Cash Settlement Value (as defined in the applicable Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as defined in the applicable Prospectus Supplement) is less than the Strike Amount (as defined in the applicable Prospectus Supplement) on the applicable valuation date following exercise, (b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from the Company the Interest Rate Warrant Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The applicable Prospectus Supplement will set forth the formula pursuant to which the Interest Rate Warrant Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Government Debt Instrument, a Financial Institution Rate or any combination of Government Debt Instrument and/or Financial Institution Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Government Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Financial Institution Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms of the Interest Rate Warrants being offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants: (1) the title and number of such Interest Rate Warrants offered, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Warrant Cash Settlement Value of such Interest Rate Warrants is payable;
(6) the Government Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Financial Institution Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Government Debt Instrument or Financial Institution Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Government Debt Instrument or in the level of the Financial Institution Rate as a cash amount in the currency in which the Interest Rate Warrant Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Warrant Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants (as defined in the applicable Prospectus Supplement); (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (as defined in the applicable Prospectus Supplement); (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by the

Company, be exercised by all owners (or by any person or entity) on any day;
(15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be canceled by the Company prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certified form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

     Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants."

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND
INTEREST RATE WARRANTS

EXERCISE OF WARRANTS

     Unless otherwise specified in the applicable Prospectus Supplement, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the holder, upon payment of the exercise price, if any, to the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement (Section 1.1 of the applicable Warrant Agreement) and (b) if not exercised prior to 1:30 p.m., New York City time on the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

MARKET DISRUPTION AND FORCE MAJEURE EVENTS

     If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an

Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be canceled by the Company prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

SETTLEMENT CURRENCY

     Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under securities exchange rules approved by the SEC) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by the Company in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in the applicable Prospectus Supplement.

LISTING

     Unless otherwise specified in the applicable Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3 of the applicable Warrant Agreement). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement.
The Company will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of the Company not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).


                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents which solicit or receive offers on behalf of the Company or through dealers or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities. The Company may, from time to time, authorize agents acting on a best efforts basis as agents of the Company to solicit or receive offers to purchase the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in a distribution of the Offered Securities (including agents only soliciting or receiving offers to purchase Offered Securities on behalf of the Company) may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act. The Company may agree to reimburse underwriters or agents for certain expenses incurred in connection with the distribution of the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents or dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Offered Securities. See "THE DEBT SECURITIES -- Limitations on Issuance of Bearer Securities."

     Offers of the Securities may not be made in Great Britain except to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and this Prospectus and any Prospectus Supplement or any other offering material relating to the Securities may not be distributed in or from Great Britain except to persons whose business involves the acquisition and disposal, or the holding, of securities, whether as principal or as agent.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

     Each offering of the Offered Securities will be conducted in compliance with any applicable requirements of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. This Prospectus may be used by an affiliate of the Company in connection with offers and sales related to market making activities. Any such affiliate may act as principal or agent in any such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.

                           EXPERTS

     The Company only and consolidated financial statements of the Corporation as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        LEGAL OPINION

     The legality of the Securities offered hereby will be passed upon for the Company by Robert B. Adams, Senior Vice President and Deputy General Counsel of the Company and the Bank. As of June 30, 1994, Mr. Adams was the beneficial owner of or had options to purchase less than 0.1% of the outstanding shares of Common Stock of the Company.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Securities and Exchange
            Commission registration fee . . . . . . .   $689,660
          NASD fee. . . . . . . . . . . . . . . . . .     30,500
          Legal fees and expenses . . . . . . . . . .     70,000
          Blue Sky fees and expenses. . . . . . . . .     15,000
          Accounting fees and expenses. . . . . . . .    220,000
          Printing and engraving. . . . . . . . . . .    270,000
          Fees and expenses of Trustees . . . . . . .     50,000
          Fees and expenses of Transfer Agents. . . .     20,000
          Rating agency fees. . . . . . . . . . . . .     80,000
          Miscellaneous . . . . . . . . . . . . . . .     54,840
                                                      ----------
               Total. . . . . . . . . . . . . . . . . $1,500,000

     All of the above items except the registration fee and NASD fees are estimated.

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers of corporations organized thereunder in certain circumstances. In addition, said Section 145 grants to each such corporation the power to indemnify its directors and officers against liability for certain of their acts.

     The Restated Certificate of Incorporation and By-Laws of the Company provide that directors and officers of the Company shall be indemnified to the fullest extent permitted by the laws of the State of Delaware against liability for certain of their acts.

     Directors' and officers' liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

Item 16.  Exhibits.

     The exhibits to this Registration Statement are listed in the Exhibit Index which immediately precedes the signature pages to this Registration Statement and which is incorporated herein by reference.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 Exhibit Index

     1.1   -   Form of Debt Securities Underwriting Agreement.
     1.2   -   Form of Debt Securities Underwriting Agreement
                 Standard Provisions.
     1.3   -   Form of Medium-Term Note, Series B
                 Distribution Agreement (to be filed or
                 incorporated herein subsequently).
     1.4   -   Form of Medium-Term Note, Series C
                 Distribution Agreement.
     1.5   -   Euro Distribution Agreement.  (1)
     1.6   -   Amendment No. 1 to the Euro Distribution
                 Agreement.
     1.7   -   Form of Amendment No. 2 to Euro Distribution
                 Agreement.
     1.8   -   Form of Preferred Stock Underwriting Agreement.
     1.9   -   Form of Preferred Stock Underwriting Agreement
                 Standard Provisions.
     4.1   -   Indenture dated as of July 1, 1986 between the
                 Company and Bankers Trust Company, as
                 Trustee.  (2)
     4.2   -   First Supplemental Indenture dated as of
                 November 1, 1990 between the Company and
                 Bankers Trust Company, as Trustee.  (3)
     4.3   -   Second Supplemental Indenture dated as of May
                 1, 1991 between the Company and Bankers Trust Company, as Trustee. (4)
     4.4   -   Amended and Restated Indenture dated as of
                 September 1, 1993 between the Company and
                 Chemical Bank, as Trustee.  (5)
     4.5   -   Form of Debt Warrant Agreement.
     4.6   -   Form of Currency Warrant Agreement.
     4.7   -   Form of Index Warrant Agreement.
     4.8   -   Form of Interest Rate Warrant Agreement.
     4.9   -   Forms of Debt Warrant Certificate (included
                 in Exhibit 4.5).
     4.10  -   Forms of Currency Warrant Certificate
                 (included in Exhibit 4.6).
     4.11  -   Forms of Index Warrant Certificate (included
                 in Exhibit 4.7).
     4.12  -   Forms of Interest Rate Warrant Certificate
                 (included in Exhibit 4.8).
     4.13  -   Forms of Certificates of Designation for
                 Preferred Stock (to be filed or incorporated
                 herein subsequently.)
     4.14  -   Form of Certificate for Preferred Stock.
     4.15  -   Form of Certificate for the Common Stock.
     4.16  -   Form of Senior Medium-Term Note, Series B
                 (Fixed Rate).
     4.17  -   Form of Senior Medium-Term Note, Series B
                 (Floating Rate).
     4.18  -   Form of Senior Medium-Term Note, Series B
                 (Foreign Currency).

     4.19  -   Form of Subordinated Medium-Term Note, Series
                 B (Fixed Rate).
     4.20  -   Form of Subordinated Medium-Term Note, Series
                 B (Floating Rate).
     4.21  -   Form of Subordinated Medium-Term Note, Series
                 B (Foreign Currency).
     4.22  -   Form of Senior Medium-Term Note, Series C
                 (Fixed Rate).  (6)
     4.23  -   Form of Senior Medium-Term Note, Series C
                 (Floating Rate).  (6)
     4.24  -   Form of Subordinated Medium-Term Note, Series
                 C (Fixed Rate).  (6)
     4.25  -   Form of Subordinated Medium-Term Note, Series
                 C (Floating Rate).  (6)
     4.26  -   Restated Certificate of Incorporation of the
                 Company.  (7)
     4.27  -   Certificate of Designation, Preferences and
                 Rights of Preferred Stock, Adjustable Rate
                 Series N.  (8)
     4.28  -   By-laws of the Company.  (9)
     4.29  -   Rights Agreement dated as of February 15, 1989
                 between the Company and The Chase Manhattan
                 Bank, N.A. as Rights Agent.  (10)
     5     -   Opinion of Robert B. Adams, Senior Vice
                 President and Deputy General Counsel of the
                 Company as to the legality of the Offered
                 Securities.
     12.1  -   Computation of ratios of earnings to fixed
                 charges (consolidated).
     12.2  -   Computation of ratios of earnings to fixed
                charges and preferred stock dividend
                requirements (consolidated).
     23.1  -   Consent of Price Waterhouse (to be filed or
                 incorporated herein subsequently).
     23.2  -   Consent of Robert B. Adams (contained in
                 Exhibit 5).
     24    -   Power of Attorney (appearing on page II-7).
     25.1  -   Statement of Eligibility of Senior Trustee on
                 Form T-1.
     25.2  -   Statement of Eligibility of Subordinated
               Trustee on Form T-1.
_______________

(1) Incorporated herein by reference to Exhibit (1)(c) to the Company's Form 8-K dated November 5, 1992.
(2) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-7299.
(3) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-40485.
(4) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-42367.
(5) Incorporated herein by reference to Exhibit (4)(cc) to the Company's Form 8-K dated August 19, 1993.
(6)  Incorporated herein by reference to Exhibits
     (4)(oo),(4)(pp), (4)(qq) and (4)(rr), respectively, to the Company's Form 8-K dated August 11, 1994.
(7) Incorporated herein by reference to the respective Exhibit to the Company's Registration Statement No. 33-58144.
(8) Incorporated herein by reference to Exhibit (4)(e) to the Company's Form 8-K dated April 29, 1994.
(9) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-42366.
(10) Incorporated herein by reference to Exhibit 28 to the Company's Form 10-K for the year ended December 31, 1988.

                              POWER OF ATTORNEY

     The Registrant and each person whose signature appears below hereby authorizes any agent for service named in this Registration Statement to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                          __________________________

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 30th day of August, 1994.

                                       THE CHASE MANHATTAN CORPORATION

                                       By:  /s/ Thomas G. Labrecque
                                           (Thomas G. Labrecque)
                                           (Chairman of the Board)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                          Capacity                                     Date
     ---------                          --------                                     ----
/s/ Thomas G. Labrecque           Director                                       August 30, 1994
(Thomas G. Labrecque)             Chairman of the Board
                                  (Principal Executive Officer)


/s/ Arthur F. Ryan                Director                                       August 30, 1994
(Arthur F. Ryan)

/s/ Richard J. Boyle              Director                                       August 30, 1994
(Richard J. Boyle)

_________________________       Director           August   , 1994
(M. Anthony Burns)

/s/ Joan Ganz Cooney            Director           August 30, 1994
(Joan Ganz Cooney)

_________________________       Director           August __, 1994
(Jairo A. Estrada)

/s/ James L. Ferguson           Director           August 30, 1994
(James L. Ferguson)

/s/ Edward S. Finkelstein       Director           August 30, 1994
(Edward S. Finkelstein)

/s/ H. Laurance Fuller          Director           August 30, 1994
(H. Laurance Fuller)

/s/ William H. Gray, III        Director           August 30, 1994
(William H. Gray, III)

_________________________       Director           August __, 1994
(David T. Kearns)

/s/ Delano E. Lewis             Director           August 30, 1994
(Delano E. Lewis)

/s/ Paul W. MacAvoy             Director           August 30, 1994
(Paul W. MacAvoy)

/s/ John H. McArthur            Director           August 30, 1994
(John H. McArthur)

_________________________       Director           August __, 1994
(David T. McLaughlin)

/s/ Edmund T. Pratt, Jr.        Director           August 30, 1994
(Edmund T. Pratt, Jr.)

/s/ Henry B. Schacht            Director           August 30, 1994
(Henry B. Schacht)

/s/ Donald H. Trautlein         Director           August 30, 1994
(Donald H. Trautlein)

/s/ Arjun K. Mathrani         Executive Vice                   August 30, 1994
(Arjun K. Mathrani)           President and
                              Chief Financial Officer
                              (Principal Financial Officer)

/s/ Lester J. Stephens,Jr.    Senior Vice                      August 30, 1994
(Lester J. Stephens, Jr.)     President and
                              Controller (Principal
                              Accounting Officer)

                                 Exhibit Index

     1.1   -   Form of Debt Securities Underwriting Agreement.
     1.2   -   Form of Debt Securities Underwriting Agreement
                 Standard Provisions.
     1.3   -   Form of Medium-Term Note, Series B
                 Distribution Agreement (to be filed or
                 incorporated herein subsequently).
     1.4   -   Form of Medium-Term Note, Series C
                 Distribution Agreement.
     1.5   -   Euro Distribution Agreement.  (1)
     1.6   -   Amendment No. 1 to the Euro Distribution
                 Agreement.
     1.7   -   Form of Amendment No. 2 to Euro Distribution
                 Agreement.
     1.8   -   Form of Preferred Stock Underwriting Agreement.
     1.9   -   Form of Preferred Stock Underwriting Agreement
                 Standard Provisions.
     4.1   -   Indenture dated as of July 1, 1986 between the
                 Company and Bankers Trust Company, as
                 Trustee.  (2)
     4.2   -   First Supplemental Indenture dated as of
                 November 1, 1990 between the Company and
                 Bankers Trust Company, as Trustee.  (3)
     4.3   -   Second Supplemental Indenture dated as of May
                 1, 1991 between the Company and Bankers Trust Company, as Trustee. (4)
     4.4   -   Amended and Restated Indenture dated as of
                 September 1, 1993 between the Company and
                 Chemical Bank, as Trustee.  (5)
     4.5   -   Form of Debt Warrant Agreement.
     4.6   -   Form of Currency Warrant Agreement.
     4.7   -   Form of Index Warrant Agreement.
     4.8   -   Form of Interest Rate Warrant Agreement.
     4.9   -   Forms of Debt Warrant Certificate (included
                 in Exhibit 4.5).
     4.10  -   Forms of Currency Warrant Certificate
                 (included in Exhibit 4.6).
     4.11  -   Forms of Index Warrant Certificate (included
                 in Exhibit 4.7).
     4.12  -   Forms of Interest Rate Warrant Certificate
                 (included in Exhibit 4.8).
     4.13  -   Forms of Certificates of Designation for
                 Preferred Stock (to be filed or incorporated
                 herein subsequently.)
     4.14  -   Form of Certificate for Preferred Stock.
     4.15  -   Form of Certificate for the Common Stock.
     4.16  -   Form of Senior Medium-Term Note, Series B
                 (Fixed Rate).
     4.17  -   Form of Senior Medium-Term Note, Series B
                 (Floating Rate).
     4.18  -   Form of Senior Medium-Term Note, Series B
                 (Foreign Currency).

     4.19  -   Form of Subordinated Medium-Term Note, Series
                 B (Fixed Rate).
     4.20  -   Form of Subordinated Medium-Term Note, Series
                 B (Floating Rate).
     4.21  -   Form of Subordinated Medium-Term Note, Series
                 B (Foreign Currency).
     4.22  -   Form of Senior Medium-Term Note, Series C
                 (Fixed Rate).  (6)
     4.23  -   Form of Senior Medium-Term Note, Series C
                 (Floating Rate).  (6)
     4.24  -   Form of Subordinated Medium-Term Note, Series
                 C (Fixed Rate).  (6)
     4.25  -   Form of Subordinated Medium-Term Note, Series
                 C (Floating Rate).  (6)
     4.26  -   Restated Certificate of Incorporation of the
                 Company.  (7)
     4.27  -   Certificate of Designation, Preferences and
                 Rights of Preferred Stock, Adjustable Rate
                 Series N.  (8)
     4.28  -   By-laws of the Company.  (9)
     4.29  -   Rights Agreement dated as of February 15, 1989
                 between the Company and The Chase Manhattan
                 Bank, N.A. as Rights Agent.  (10)
     5     -   Opinion of Robert B. Adams, Senior Vice
                 President and Deputy General Counsel of the
                 Company as to the legality of the Offered
                 Securities.
     12.1  -   Computation of ratios of earnings to fixed
                 charges (consolidated).
     12.2  -   Computation of ratios of earnings to fixed
                charges and preferred stock dividend
                requirements (consolidated).
     23.1  -   Consent of Price Waterhouse (to be filed or
                 incorporated herein subsequently).
     23.2  -   Consent of Robert B. Adams (contained in
                 Exhibit 5).
     24    -   Power of Attorney (appearing on page II-7).
     25.1  -   Statement of Eligibility of Senior Trustee on
                 Form T-1.
     25.2  -   Statement of Eligibility of Subordinated
               Trustee on Form T-1.
_______________

(1) Incorporated herein by reference to Exhibit (1)(c) to the Company's Form 8-K dated November 5, 1992.
(2) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-7299.
(3) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-40485.
(4) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-42367.
(5) Incorporated herein by reference to Exhibit (4)(cc) to the Company's Form 8-K dated August 19, 1993.
(6)  Incorporated herein by reference to Exhibits
     (4)(oo),(4)(pp), (4)(qq) and (4)(rr), respectively, to the Company's Form 8-K dated August 11, 1994.
(7) Incorporated herein by reference to the respective Exhibit to the Company's Registration Statement No. 33-58144.
(8) Incorporated herein by reference to Exhibit (4)(e) to the Company's Form 8-K dated April 29, 1994.
(9) Incorporated herein by reference to the respective exhibit to the Company's Registration Statement No. 33-42366.
(10) Incorporated herein by reference to Exhibit 28 to the Company's Form 10-K for the year ended December 31, 1988.